Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Amendment No. 29 to Schedule 13D, dated November 14, 2025, relating to the Common shares, of Lineage Cell Therapeutics, Inc. shall be filed on behalf of the undersigned.

Dated: November 14, 2025	Broadwood Partners, L.P.
	By:	Broadwood Capital, Inc.

	By:	/s/ Neal C. Bradsher
	Name:	Neal C. Bradsher
	Title:	President

Broadwood Capital, Inc.

	By:	/s/ Neal C. Bradsher
	Name:	Neal C. Bradsher
	Title:	President

/s/ Neal C. Bradsher
Neal C. Bradsher